SECURITIES LENDING AUTHORIZATION AGREEMENT



      AGREEMENT, dated as of _______________, 2015 between DBX ETF TRUST (the "Client"), with respect to each of the funds identified on Attachment 1 hereto, as amended, modified or supplemented from time to time (each a "Lender" and collectively the "Lenders"), and The Bank of New York Mellon ("Bank").

PRELIMINARY STATEMENT

 Having determined that securities loan transactions are suitable and that each Lender has the financial resources for such transactions, Client desires to authorize Bank, on an exclusive basis, to establish, manage and administer a Securities Lending Program, subject to the terms and conditions of this Agreement, with respect to the lendable securities of Lenders held by Bank (the "Program");

 Accordingly, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, Bank and Client, on behalf of each Lender, agree as follows:


ARTICLE I
DEFINITIONS

      Whenever used in this Agreement, the following words shall have the meanings set forth below:

      1. "Act of Insolvency" shall mean (i) the filing by a Borrower of a petition in bankruptcy or a petition seeking reorganization, liquidation or similar relief, or the filing of any such petition against a Borrower which is not dismissed or stayed within 60 calendar days, (ii) the adjudication of a Borrower as bankrupt or insolvent, (iii) the seeking or consenting to the appointment of a trustee, receiver or liquidator by a Borrower, or (iv) the making of a general assignment for the benefit of creditors by a Borrower or a Borrower's admission in writing of its inability to pay its debts as they become due.

      2. "Account" shall mean, with respect to each Lender, the custodial account(s) established and maintained by Bank on behalf of each such Lender for the safekeeping of Securities and monies received by Bank from time to time.

      3. "Approved Investment" shall mean those types of securities, instrument, or interest in property in which Cash Collateral may be invested or reinvested on behalf of Lenders, as set forth on Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I).

      4. "Authorized Person" shall mean any person duly authorized by Client to give Oral and/or Written Instructions on behalf of Lenders, such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

      5. "Bank Affiliate" shall mean any affiliate of Bank, as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System.

      6. "Book-Entry System" shall mean the Treasury/Reserve
Automated Debt Entry System maintained at the Federal Reserve
Bank of New York.

      7. "Borrower" shall mean those entities selected by Bank and approved by Client from time to time to participate as borrowers under the Program. Schedule II attached hereto lists the Borrowers in the Program as of the date hereof. Bank shall provide Client with a list of the Borrowers approved by the Bank from time to time. Client may, with Written Instructions to Bank, approve one or more additional borrowers from the list of Borrowers selected and approved by Bank for participation in the program or prohibit one or more Borrowers from borrowing Securities from one or more of the Lenders. The parties shall amend Schedule II to reflect such Written Instructions promptly upon receipt of such Written Instructions. If Client prohibits a Borrower that had been previously approved by Client, Bank shall, subject to the provisions hereof, recall any Loaned Securities to such Borrower promptly and shall make no further Securities Loans to that Borrower on behalf of the applicable Lender(s), even though the party may participate as a borrower in Bank's securities lending program with respect to other Lenders or with respect to other customers of Bank.

      8. "Business Day" shall mean any day on which all of the following are open for business: (a) Bank; (b) the Depositories, as applicable for particular Loans; and (c) the principal exchanges or markets for the relevant Loaned Securities or Collateral.

      9. "Cash Collateral" shall mean U.S. dollars and such other currencies as may be agreed in writing between Bank and the Lender from time to time.

      10. "Certificate of Authorized Persons" shall mean the written certificate designating Authorized Persons which Client shall deliver to Bank from time to time.

      11. "Collateral" shall mean Cash Collateral.

      12. "Collateral Account" shall mean, with respect to each Lender, one or more accounts established and maintained by Bank for such Lender for the purpose of holding Collateral, Approved Investments, Proceeds and any Securities Loan Fee paid by Borrowers in connection with Loans of such Lender hereunder.

      13. "Collateral Requirement" shall mean on any Business
Day (i) with respect to the loan of U.S. Securities, an amount equal to 102% of the then-current Market Value of such Loaned Securities; (ii) with respect to Foreign Securities an amount equal to 105% of the then current Market Value of such Loaned Securities, except in the case of loans of Foreign Securities which are denominated and payable in US Dollars, in which event the "Collateral Requirement" shall be an amount equal to 102% of the then-current Market Value of such Loaned Securities and (iii) such other percentage(s) as may be otherwise mutually agreed from time to time in writing.

      14. "Depository" shall mean The Federal Reserve Bank of
New York /Treasury book-entry system, Depository Trust Company, Euroclear, CREST and any other domestic or foreign securities depository or clearing agency used for the settlement and/or custody of U.S. Securities and/or Foreign Securities, as the case may be, and their respective nominees.

      15. "Distributions" shall mean (i) amounts equivalent to all interest, dividends and other cash payments payable in respect of Loaned Securities; and (ii) all non-cash distributions payable by Borrowers in respect of Loaned
Securities.

      16. "Foreign Security" shall mean any Security which is cleared and principally settled outside the United States.

      17. "Loan" shall mean a loan of Securities on behalf of a Lender hereunder.

      18. "Loaned Security" shall mean any Security of a lender which is subject to a Loan.

      19. "Market Value" shall mean (a) with respect to Cash Collateral, its amount as of the time of receipt thereof by Bank, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by Bank pursuant to this Agreement, and (b) with respect to Securities, the price of such Securities as quoted by a recognized pricing information service at the time the determination of Market Value is made, plus accrued but unpaid interest, if any, on the particular Security and/or Non-Cash Collateral,.



      20. "Oral Instructions" shall mean verbal instructions actually received by Bank.

      21. "Proceeds" shall mean any interest, dividends and other payments and distributions received by Bank in respect of Approved Investments.

      22. "Rebate" shall mean the amount payable by a Lender to a Borrower in connection with Loans at any time collateralized by Cash Collateral.


      23. "Securities Borrowing Agreement" shall mean the agreement pursuant to which Bank lends securities to a Borrower as agent for its customers (including Lenders) from time to time.


      24. "Security" means any U.S. Security and/or Foreign Security and shall include U.S. Treasury securities maintained in the Book-Entry System, any other securities issued or fully guaranteed by the United States government or any agency, instrumentality, or establishment of the United States government, securities of federally-sponsored agencies, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

      25. "Subcustodian" shall mean a bank or financial institution (other than a Depository) which is utilized by Bank in connection with the receipt, delivery and custody of non-U.S.
assets.

      26. "U.S Security" shall mean securities which are cleared and principally settled in the United States.

      27. "Written Instructions" shall mean written communications actually received by Bank by S.W.I.F.T., letter, facsimile or other method or system specified by Bank as available for use in connection with the services hereunder.

ARTICLE II
APPOINTMENT OF BANK; SCOPE OF AGENCY AUTHORITY

      1. Appointment; Separate Agreements. Client hereby appoints Bank as its agent for each Lender to lend Securities in the Account of such Lender to Borrowers from time to time
(except Securities which Client has advised Bank in Written Instructions are no longer subject to the representations set forth in Article III, sub-paragraph (d) hereof) in accordance with the provision hereof, and Bank hereby accepts appointment as such agent, agrees to so act. The Bank shall have authority to do or cause to be done all acts by and on behalf of each Lender as it shall determine to be desirable, necessary or appropriate to implement and administer the Loan of securities on behalf of Lenders as contemplated by this Agreement.

      This Agreement shall be deemed to create a separate agreement between Bank and the Client on behalf of each Lender to the same extent as though the Client had separately executed an identical agreement on behalf of each Lender. Any reference to Lender in this Agreement shall be deemed to refer solely and exclusively to a particular Lender to which a given lending transaction under this Agreement relates. The rights and obligations of each Lender pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Lender pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Lender constitute a right, obligation or remedy applicable to any other Lender. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Lender shall not create any right or obligation with respect to any other Lender;
(b) neither Bank nor any Borrower shall have any right to set off any claims of or against a Lender by applying property or rights of any other Lender and (c) no Lender shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Lender.

      Until such time as a Loan is terminated and the Loaned Securities are returned to Lender, a Borrower shall have all incidents of ownership of the Loaned Securities, including but not limited to, the right to transfer the Loaned Securities to others; provided however, that Borrower will be obligated to Lender with respect to all Distributions. Each Lender hereby waives any and all voting rights with respect to Loaned Securities and the right to participate in any dividend reinvestment program during the term of any Loan.

      2. Lending Limitations. Notwithstanding any other provision of this Agreement, the Client and Bank agree that at the initiation of each Loan for a Lender, the aggregate market value of such Lender's Loaned Securities outstanding pursuant hereto, (and after giving effect to such Loan) shall not exceed an amount equal to 33.3% of the Market Value of such Lender's total assets (including the value of Collateral held by Bank on behalf of such Lender) as recorded on the books and records of the of Bank in its capacity as custodian for the Lenders (the "Lending Limit"). If at any time subsequent to the making of a Loan on behalf of any Lender pursuant hereto, the Lending Limit with respect to such Lender shall be exceeded for any reason, Bank shall recall outstanding Loans of such Lender by the amount of such excess no later than the close of business on the following Business Day to the extent commercially practicable. In the event that the Bank is unable to initiate the recall of such outstanding Loans by the close of such following Business Day, Bank shall use its best efforts to promptly notify the affected Lender of such fact.

      3. Securities Borrowing Agreement. Client hereby authorizes Bank on behalf of the Lenders to lend Securities in the Account to Borrowers pursuant to Bank's Securities Borrowing Agreement. The form of the Securities Borrowing Agreement used with respect to a Loan made on behalf of any Lender shall not be amended by Bank in any material respect which would make the provisions of such Securities Borrowing Agreement inconsistent with the provisions of this Agreement except with the prior written consent of Client. Bank shall disclose fully to Borrowers that Bank acts as agent for its clients and not as principal.

      4. Loan Opportunities. Bank shall treat each Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific Securities, availability of Securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Bank deems appropriate. Bank shall nevertheless have the right to decline to make any Loans pursuant to any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to Client.

      5. Use of Book-Entry System and Depositories. Client hereby authorizes Bank on a continuous and ongoing basis, to deposit, either directly or through a Subcustodian, in the Book Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies in connection with this Agreement. Where Securities, Collateral and Approved Investments eligible for deposit in the Book Entry System or a Depository are transferred to a Lender hereunder, Bank shall identify as belonging to such Lender a quantity of Securities in a fungible bulk of Securities shown as credited to Bank's or the applicable Subcustodian's account on the books of the Book Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book Entry System or a Depository, either directly or through a Subcustodian will be represented in accounts which include only assets held by Bank or the applicable Subcustodian for customers, including but not limited to accounts in which Bank acts in a fiduciary or agency capacity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

      1. Client hereby represents, warrants and covenants to Bank, which representations and warranties and covenants shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

      (a) This Agreement is, and each Loan will be, legally and validly entered into, does not, and will not, violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of any Lender's constituent or governing document, or any agreement binding on any Lender or affecting its property, and is enforceable against each Lender in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally;

      (b) The person executing this Agreement and all Authorized Persons acting on behalf of Client has and have been duly and properly authorized to do so and the Client has been duly and properly authorized to act on behalf of or with respect to the Lenders;

      (c) Each Lender is lending Securities as principal for its own account and will not transfer, assign or encumber its interest in, or rights with respect to, any Loans; and

      (d) All Securities in the Account are free and clear of all liens, claims, security interests and encumbrances and no such Security has been sold. Client shall promptly deliver to Bank Written Instructions identifying any and all Securities which are no longer subject to the representations contained in this sub-paragraph.

      2. Bank hereby represents, warrants and covenants to Client, which representations and warranties and covenants shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

      (a) this Agreement constitutes a legal, valid and binding obligation of Bank, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally;

      (b) the execution, delivery and performance by Bank of this Agreement and of each Securities Borrowing Agreement, and Bank's entering into Loans under Securities Borrowing Agreements on behalf of Lenders, have been duly and validly authorized by Bank, and Loans made in accordance with the terms hereof will comply with all laws and regulations relating to the lending of securities and applicable to Bank as lending agent; and

      (c) Bank has the power to execute and deliver this Agreement, to enter into the transactions contemplated hereby and to perform its obligations hereunder, and it has taken all necessary action to authorize such execution, delivery and performance.

ARTICLE IV
SECURITIES LENDING TRANSACTIONS

      1. General Bank Responsibilities.

      (a) Bank shall enter Loans pursuant to the applicable Securities Borrowing Agreement and is hereby authorized to negotiate with each Borrower the amount of Rebates or Securities Loan Fee payable in connection with particular Loans, and to take all actions deemed necessary or appropriate in order to perform on Lender's behalf thereunder, including without limitation:

      (i) initially receiving Collateral having a Market Value of not less than the Collateral Requirement prior to or concurrent with the delivery of Loaned Securities to the Borrower;

      (ii) collecting Distributions from Borrower and, unless otherwise agreed, crediting cash Distributions to the Account in accordance with Bank's crediting schedule in the currency in which such Distributions are paid. Non-cash distributions on Loaned Securities in the nature of stock splits or stock dividends by default shall be added to the Loan and become Loaned Securities; provided that Lender may, by giving Bank ten
(10) Business Days' notice prior to the date of such non-cash distribution, direct Bank to request that the Borrower deliver such non-cash distributions to its Lender's Account instead, in which case Bank shall arrange for such non-cash distribution to be credited to that Lender's Account as soon as practicable;



      (iii) if, as of the close of trading on any Business
Day the Market Value of Collateral received by Bank from a Borrower in respect of a Loan hereunder is less than the then current Collateral Requirement of all of the Loaned Securities, demanding additional Collateral from such Borrower for delivery on the next following Business Day in an amount such that the additional Collateral together with the Collateral then held by Bank in connection with Loans to such Borrower shall have a Market Value at the time of such demand of not less than the Collateral Requirement; and

      (iv) terminating Loans whenever Bank in its sole discretion elects to do so or is directed to do so by Client.

Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security), including a termination by the Borrower and receipt from the Borrower of the Loaned Securities (or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer of the loaned Securities, and any Distributions then due and subject to satisfaction of Lender's obligations under paragraph 2(b) of
Article IV, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

      (b) Where Bank is authorized or directed by Client to convert currency received hereunder into another currency, Bank shall effect such transactions through customary banking channels whenever it is practicable to do so. All expenses and risks incident to such conversions shall be borne by Lender, and Bank shall have no responsibility for the fluctuation in exchange rates affecting such conversions.


      2. Approved Investments; Principal Losses.

      (a) Bank is hereby authorized and directed, without obtaining any further approval from Client, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment. Bank shall credit all Collateral, Approved Investments and Proceeds received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify Lender's interest therein as appropriate, it being understood that all monies credited to the Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities for whom Bank acts as their respective agent. Bank reserves the right, in its sole discretion, to liquidate any Approved Investment and credit the net proceeds to the Collateral Account. If any Approved Investment in which a Lender's Cash Collateral is invested is a collective investment vehicle which is a commingled or common trust fund operated by Bank or any Bank Affiliate that is available only to pension or profit sharing trusts which meet the requirements of Section 401(a) and related sections of the Internal Revenue Code of 1986, as amended, or corresponding provisions of specific income tax laws of the United States, such common or commingled trust fund shall constitute an integral part of Lender and this Agreement.

       (b) Any losses of principal or other diminution of value from investing and reinvesting Cash Collateral; (whether realized or unrealized, collectively, "Principal Losses") shall be at Lender's risk and for Lender's account. To the extent any Principal Loss results in the amount of Collateral held by Bank for the Collateral Account of any Lender being less than the value of Collateral as and when delivered by a Borrower (as determined by Bank at any time and from time to time and after giving effect to the mark to market provisions of the Securities Borrowing Agreement), Client agrees to pay or cause such Lender to pay to Bank on demand cash in an amount equal to such deficiency provided, however, that if such amounts are not so paid, Bank is hereby authorized to obtain and setoff such amounts directly from and against the Account or the Collateral Account of such Lender.

      (c) Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to the Collateral Account shall be controlled by, and subject only to the instructions of, Bank, and Bank shall not be required to comply with any instructions of Client or Lender with respect to the same.

      3. Termination of Loans.

      (a) Bank shall terminate any Loan no later than five
Business Days after:

      (i) receipt by Bank of a notice of termination from a Borrower;

      (ii) receipt by Bank of Written Instructions to do so;

(iii) receipt by Bank of Written Instructions advising it that the Borrower to whom such Loan was made is no longer a permitted Borrower of Lender's Securities;

(iv) receipt by Bank of Written Instructions advising that the Loaned Security is no longer subject to the representations, warranties and covenants contained in Article III hereof;

(v) receipt by Bank of notice or Written Instructions advising that an Event of Default (as defined in the Securities Borrowing Agreement) has occurred and is continuing beyond any applicable grace period;

      (vi) whenever Bank, in its sole discretion, elects to terminate such Loan; or

      (vii) termination of this Agreement.

Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security), including termination by the Borrower and receipt from the Borrower of the Loaned Securities (or the equivalent thereof in the event of reorganization, recapitalization or merger of the issuer of the Loaned Securities) and any Distributions and/or Rebates then due and subject to satisfaction of Lender's obligations under paragraph 2(b) of Article IV, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

      (b) In order for Bank to timely settle the sale of Loaned Securities, it shall be Client's responsibility to ensure timely notification to Bank regarding any such sale provided that such notification shall be deemed to have been given if provided to Bank, in its capacity as custodian for the Client, through methods customarily followed by the parties pursuant to such custody arrangement.

      4. Reserved  .

      5. Remedy for Borrower Insolvency Subrogation.

      (a) If for any reason (including as a result of an Act of Insolvency) a Borrower fails to return any Loaned Securities, as and when required pursuant to the applicable Securities Borrowing Agreement, Bank shall within a commercially reasonable time under the prevailing circumstances (the "Replacement Period") take all actions which it deems necessary or appropriate to liquidate Approved Investments held in connection with Loans to such Borrower and, unless advised by Lender to the contrary, apply the proceeds thereof to the purchase of Securities identical to the Loaned Securities (or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer) not returned. If during the Replacement Period the Approved Investment liquidation proceeds are insufficient to replace any of the Loaned Securities not returned, Bank shall, subject to satisfaction of Lender's obligations under paragraph 2(b) of this Article, pay such additional amounts as are necessary to make such replacement. Purchases of replacement Securities shall be made only in such markets, in such manner and upon such terms as Bank shall consider appropriate in its sole discretion. Replacement Securities shall be credited to the Account upon receipt by Bank. If Bank is unsuccessful in purchasing any replacement Securities during the Replacement Period, the proceeds of the liquidation of Approved Investments pursuant hereto shall be credited to the Account, and Bank shall, subject to satisfaction of Lender's obligations under paragraph 2(b) of this Article, credit to the Account cash in an amount (if any) equal to (X) the Market Value of the Loaned Securities not returned, minus
(Y) the Approved Investment liquidation proceeds, such calculation to be made on the date of such credit.

      (b) In addition to making the purchases or payments required above, Bank shall pay to the Lender amounts equivalent to all Distributions on the Loaned Securities, the record dates for which occur before the date that the Bank provides replacement securities or makes a payment to the Lender pursuant to paragraph 5(a) of this Article and that have not otherwise been credited to the Lender's Account. For purposes of this paragraph, the value of such Distributions shall be calculated net of taxes, expenses or other deductions that would normally accrue to such Distributions. The Bank shall use Collateral or the proceeds of such Collateral to the extent available to make such payments of Distributions and the Bank shall be responsible for satisfying any shortfall.

      (c) Client agrees, without the execution of any documents or the giving of any notice, that Bank is and will remain subrogated to all of Client's and Lender's respective rights under the Securities Borrowing Agreement or otherwise (to the extent of any credit pursuant to paragraph 5(a) of this Article), including but not limited to, Lender's rights with respect to Loaned Securities and Distributions, and Collateral, Approved Investments and Proceeds. Client agrees to execute, or cause Lender to execute, and deliver to Bank such documents as Bank may require and to otherwise fully cooperate with Bank to give effect to its rights of subrogation hereunder.

      (d) Bank shall have no obligation to take any actions pursuant to paragraphs 5(a) and 5(b) of this Article if it believes that such action will violate any applicable statute, regulation, rule, order or judgment. Furthermore, except as provided in paragraphs 5(a) and 5(b) of this Article, Bank shall have no other liability to Client and/or Lender relating to any Borrower's failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Borrowing Agreement.

      (e) Either Client or Bank may terminate the provisions of paragraphs 5(a) and 5(b) of this Article with respect to any Borrower at any time by delivery of a notice to the other party specifying a termination date not earlier than the date of receipt of such notice by the other party. No such termination shall be effective with respect to then existing rights of either party under this paragraph 5 or outstanding Securities Loans hereunder.

      (f) Bank may setoff any amounts payable by Lender under this Agreement against amounts payable by Bank under paragraphs
5(a) and 5(b) of this Article.

      (g) In the event that the Bank is required to replace securities or to make any payment of Distributions under paragraphs 5(a) or 5(b) of this Article, the Lender agrees that, to the extent of such performance or payment, the Bank shall be subrogated to, and the Lender shall assign, and be deemed to have assigned, to the Bank the Lender's rights to and against the Borrower in respect of the related Loan.

      6. Taxes. (a) Each Lender shall be solely responsible for all tax matters arising in connection with Loans and Approved Investments, including without limitation, determinations of whether or not any Loan or Approved Investment results in liability to it for income tax, capital gains tax, value added tax, withholding tax, stamp duties, transfer taxes or any other taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto ("Taxes"). Without limiting the generality of the foregoing, each Lender acknowledges that the tax treatment of amounts equivalent to all interest, dividends or other cash Distributions paid with respect to Loaned Securities ("In Lieu of Distributions") may differ from the tax treatment of the interest, dividends or other cash distributions to which such payment relates and that Client and/or Lender, has made its own determination as to the tax treatment of any In Lieu of Distributions, remuneration or other funds received hereunder. Each Lender shall severally indemnify Bank for the amount of any Taxes that Bank or any withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of Lender (including any payment of Tax required by reason of an earlier failure to withhold). In the event that Bank or any withholding agent is required under applicable law to pay any Tax on behalf of Lender, Bank is hereby authorized to withdraw cash from the Account or any cash account maintained by Lender with Bank in the amount required to pay such Tax and to use such cash for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in such cash account is not sufficient to pay such Tax, Bank shall promptly notify
Client of the additional amount of cash (in the appropriate currency) required, and Client shall, or shall cause Lender to, directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Bank as specified herein. In no event shall Bank be responsible for collecting any Taxes from Borrowers.

      (b) In order to comply with Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, collectively referred to as the Foreign Account Tax Compliance Act ("FATCA"), which may arise in connection with this Agreement, Client and Lender agree (i) to provide to Bank sufficient information (including any changes to the foregoing) so Bank can determine whether it has any tax withholding or other obligations under FATCA, (ii) that Bank shall be entitled to make any withholding or deduction from payments under this Agreement to the extent necessary to comply with FATCA, (iii) Bank shall not have any liability for making any such withholding or deduction, and (iv) to hold harmless Bank for any losses Lender may suffer due to the actions Bank takes to comply with FATCA. The terms of this section shall survive the termination of this Agreement.

ARTICLE V
CONCERNING BANK

      1. Standard of Care; Reimbursement.

      (a) Bank shall be liable for, and shall indemnify and hold harmless Lender from and against, any direct and foreseeable losses and expenses sustained or incurred by such Lender and arising out of the negligence, bad faith or willful misconduct of Bank or the failure of the Bank to comply with the provisions of this Agreement.

      (b) Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank or the failure of the Bank to comply wit the provisions of this Agreement. Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository. Bank's liability for the actions and omissions of any Subcustodian is limited to the failure on the part of Bank to exercise reasonable care in the selection or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market. With respect to any costs, expenses, damages, liabilities and claims (including attorneys' and accountants' fees) incurred by Lender with respect to the actions or omissions of any Subcustodian, Bank shall take appropriate action to recover the same, and Bank's sole responsibility and liability to Lender shall be limited to amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Bank). Except for those claims arising out of the negligence, bad faith or willful misconduct of Bank, Bank shall not be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

      (c) Except as specified in paragraphs 1(a) and 1(b) of this Article V and except for any costs or expenses incurred by Bank in performing its obligations pursuant to paragraph 5(a) of
Article IV, Client agrees to reimburse or cause Lender to reimburse Bank and to hold Bank harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by Bank in a successful defense of claims by Client, Lender, or any third party which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any action taken or omitted by Bank in connection with operating under this Agreement, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank or the failure of the Bank to comply wit the provisions of this Agreement. The foregoing shall be a continuing obligation of Client and Lender, their respective successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement. Bank may charge any amounts to which it is entitled hereunder against the Account. Actions taken or omitted in reliance upon Oral or Written Instructions, any Certificate of Authorized Persons or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

      2. No Obligation to Inquire. Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities, or Approved Investments held in the Account or Collateral Account.

      3. Reliance on Borrowers' Statements, Representations and Warranties. Bank shall be entitled to rely upon the most recently available audited and unaudited statements of financial condition and representations and warranties made by Borrowers, and Bank shall not be liable for any loss or damage suffered as a result of any such reliance provided that nothing set forth in this Paragraph 3 is intended or shall be construed to relieve Bank of any liability for which it is otherwise responsible as and to the extent provided in Article IV hereof.

      4. Advances; Overdrafts and Indebtedness; Security
Interest.

      (a) Bank may, in its sole discretion, advance funds to any Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled or take any action prescribed under Section 5(a) of Article IV hereof or for any other purpose pursuant to this Agreement. Bank may also credit the Account or Collateral Account with Securities Loan Fees payable by Borrowers prior to its receipt thereof. Any such credit or advance hereunder (each an "Advance") shall be conditional upon receipt by Bank of final payment or settlement and may be reversed to the extent final payment is not received.

      (b) Client agrees to repay or cause Lender to repay Bank on demand the amount of any Advance or any other amount owed by Lender hereunder plus (except as may be prohibited by law) accrued interest at a rate per annum (based on a 360-day year for the actual number of days involved) equal to the relevant overnight inter-bank offered rate as determined by Bank. In the event that any such Advance or other amounts owed by Lender are not so paid, Bank is hereby authorized to obtain such amounts directly from and setoff such amounts against, the Account or the Collateral Account. In order to secure repayment of any Advance or other indebtedness to Bank arising hereunder, Client and Lender hereby agree that Bank shall have a continuing lien and security interest in and right of setoff against, all assets now or hereafter held in or credited to the Account and the Collateral Account (held on Lender's behalf) and any other property at any time held by Bank or any Bank Affiliate for the benefit of Lender; provided that Bank shall have no lien or security interest hereunder in any Security issued or guaranteed by a Bank Affiliate or if such lien or security interest is prohibited by law. In this regard, Bank shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the applicable laws and/or regulations as then in effect. Bank and Client agree and acknowledge that the provisions of this Section 4 including any Advance made by Bank hereunder and any grant by Lender of any security for the repayment of any such Advance shall constitute a "securities contract," as such term is defined in Section 741 of Title 11 of the United States Code, as amended.

      5. Advice of Counsel. Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

      6. No Collection Obligations. Bank shall be under no obligation or duty to take action to effect collection of, or be liable for, any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

      7. Pricing Services. In order to perform its valuation responsibilities with respect to Loaned Securities and Approved Investments, Bank is authorized to utilize any pricing information source used by Bank in the ordinary course of business and Lender agrees that Bank shall not be liable for any loss or damage suffered or incurred as a result of errors or omissions of any such pricing information source.

      8. Agent's Fee. In consideration for the securities lending services to be provided by Bank hereunder, Bank shall be entitled to compensation in accordance with the fee schedule set forth in Schedule III attached hereto, as may be amended from time to time upon written agreement of the parties.

      The Bank of New York Mellon Corporation ("BNYM") has adopted an incentive compensation scheme designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries, including Bank and (ii) to expand and develop client relationships. This programme may lead to the payment of referral fees to employees of BNYM or its subsidiaries, including Bank who may have been involved in a referral that resulted in obtaining of products or services by the Lender covered by this Agreement or which may be ancillary or supplemental to such products or services. Any such referral fees are funded solely out of fees and commissions paid by the Lender under this Agreement or with respect to such ancillary or supplemental products. Further details of the payment of referral fees will be provided upon request or otherwise to the extent required by applicable laws or regulations and only in accordance with applicable laws, regulations and other legal requirements and limitations.


      9. Instructions.

      (a) Subject to the terms below, Bank shall be entitled to rely upon any Written or Oral Instructions actually received by Bank and reasonably believed by Bank to be duly authorized and delivered. Client agrees that an Authorized Person shall forward to Bank Written Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Bank. Client agrees that the fact that such confirming Written Instructions are not received or that contrary Written Instructions are received by Bank shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Bank.

      (b) If Bank receives Written Instructions which appear on their face to have been transmitted by an Authorized Person via
(i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Client understands and agrees that Bank cannot determine the identity of the actual sender of such Written Instructions and that Bank shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Lender shall be responsible for ensuring that only Authorized Persons transmit such Written Instructions to Bank and that all Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

      (c) Client and each Lender acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Bank and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by Client. Client agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

      (d) If Client elects to transmit Written Instructions through an on-line communication system offered by Bank, Client's use thereof shall be subject to the Terms and Conditions which are contained in the agreement for custodial services between Lender and Bank pursuant to which the Account is established hereunder, or in the absence thereof, Bank's standard Terms and Conditions for use of such system. If Client elects (with Bank's prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, Lender agrees that Bank shall not be responsible or liable for the reliability or availability of any such service.

      10. Disclosure of Account Information; Centralized Functions. It is understood and agreed that Bank is authorized to supply any information regarding Client, Lender, the Account or Collateral Account which is required by any statute, regulation, rule or order now or hereafter in effect. In addition, in connection with the administration of the Program and in order to facilitate the approval Loans, Bank is specifically authorized to disclose to each Borrower, the identity of Client and Lender as well as such other information specific to Lender (including, without limitation, business address, U.S. Tax Identification Number, and lendable Securities), as is reasonably necessary in accordance with industry practice for the conduct of the Program by Bank.

      (b) The Bank of New York Mellon Corporation, corporate parent of Bank, is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the "BNY Mellon Group"). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions") in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Client consents to the disclosure of, and authorizes Bank to disclose, information regarding Client and/or Lender and its accounts ("Customer-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) Bank may store the names and business addresses of Client's and/or Lender's employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Client and/or Lender. Bank, on behalf of itself and BNY Mellon Group, hereby represents and warrants that each (i) has implemented and maintains appropriate security measures to detect and prevent identity theft as required by all applicable laws and regulations and (ii) will treat as confidential any information designated as confidential by the Client. The Client is authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, Bank may disclose Customer-Related Data as required by law or at the request of any governmental or regulatory authority.


      11. Statements. Bank will at least monthly furnish Client with statements relating to Loans hereunder.

      12. Force Majeure. None of Bank, Client or the Lenders shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.

      13. No Implied Duties. Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

      14. Not Acting as Municipal Advisor.   With respect to the
entering into this Agreement, any rights and obligations of Bank under this Agreement (including, without limitation, the investment of Cash Collateral by Bank) and any information and material related to the foregoing that is provided to Lender by or on behalf of Bank, Lender understands and acknowledges that:

      (a) Each of Bank, its officers, employees or agents (i) are not acting as "municipal advisors" to Lender within the meaning of Section 15B of the Securities Exchange Act of 1934, as amended ("Section 15B"), (ii) do not owe a fiduciary duty to Lender pursuant to Section 15B, and (iii) are acting for their own interests; and

      (b) This Agreement (including any amendments and related agreements) and any such information or material neither constitute a recommendation by Bank to Lender to undertake or refrain from undertaking a particular action or course of action nor constitute a recommendation that is particularized to the Lender's specific needs, objectives or circumstances, and Lender has discussed this Agreement and any such information and material with internal or external advisors that Lender deems appropriate before entering into this Agreement and acting on such information or material.

ARTICLE VI
TERMINATION

 (a) This Agreement may be terminated at any time at the option of any party upon thirty (30) days prior written notice to the other party. Such termination may apply to specific Lenders only or may apply to all Lenders and Client. After such notice is given or received by Bank, with respect to the applicable Lenders, and subject to satisfaction of Lender's obligations under paragraph 2(b) of Article IV, Bank shall not make any further Loans and shall promptly take all commercially reasonable actions to terminate Loans then outstanding in accordance with the provisions hereof. The obligations and the rights of Client, Lender and Bank under this Agreement with respect to any outstanding loans shall survive and continue despite any termination of this Agreement until fully performed or satisfied.

 (b) This Agreement also shall terminate immediately in the event that:

  (i) Bank shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for the Bank or any substantial part of its property;

  (ii) any such case or proceeding shall be commenced against Bank or another shall seek such appointment, which

   (A) is consented to or not contested within 15 days by Bank;

   (B) results in the entry of an order for relief, such an appointment, or the entry of an order having a similar effect against Bank, or

   (C) is not dismissed within 15 days ;

  (iii) Bank makes a general assignment for the benefit of creditors;

  (iv) Bank admits in writing its inability to pay its debts as they become due.


ARTICLE VII
MISCELLANEOUS

      1. Exclusivity. Client agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of Lender of Securities held by Bank from time to time. Client may enter into other agreements whereby a third party is permitted to make loans on behalf of funds not identified on Attachment 1 hereto.

      2. Certificate of Authorized Persons. Client agrees to furnish to Bank a new Certificate of Authorized Persons in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate of Authorized Persons is received, Bank shall be fully protected in acting upon Oral Instructions, Written Instructions and/or signatures of the present Authorized Persons.

      3. Notices.

      (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Bank, shall be sufficiently given if addressed to Bank and received by it at its offices at 101 Barclay Street, 4th Floor, New York, New York 10286, Attention: Securities Lending Division, with a copy to Client Service Center 500 Ross Street, Suite 850, Pittsburgh Pennsylvania, 15262, or at such other place as Bank may from time to time designate in writing.

      (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Lender shall be sufficiently given if addressed to Client and received by it at its office at ______________________________________________, or at such other place as Client may from time to time designate in writing.

      4. Cumulative Rights and No Waiver. Each and every right granted to Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

      5. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

      6. Amendments.   This Agreement may not be amended or
modified in any manner except by a written agreement executed by both parties.

      7. Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other. Any entity controlled by The Bank of New York Mellon Corporation, which shall by merger, consolidation, purchase or otherwise succeed to substantially all of the securities lending business of Bank shall, upon such succession and without any appointment or other action by Client, be and become successor to Bank's right, title and interest hereunder upon notification to Client.

      (b) Bank may utilize the services of one or more Bank Affiliates as sub-agent to perform all or any portion of the services to be provided by Bank, provided, however, that Bank shall be responsible for the acts and omissions of such sub-agent to the same extent as though such acts or omissions were the acts or omissions of Bank.

      8. Governing Law; Consent to Jurisdiction; Waiver of Immunity; Jury Trial Waiver. Except to the extent superseded by federal law, this Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles. Client hereby consents to the jurisdiction of a state or federal court situated in the Borough of Manhattan, The City of New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction Client or Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, it irrevocably agrees not to claim, and it hereby waives, such immunity. Client and Bank each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

      9. No Third Party Beneficiaries. In performing hereunder, Bank is acting solely on behalf of Client and Lender and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

      10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

      11. Notice to Client. Client hereby acknowledges that Bank is subject to federal laws, including the customer identification program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Bank must obtain, verify and record information that allows Bank to identify Client and Lender. Accordingly, prior to opening an Account hereunder Bank will ask Lender to provide certain information including, but not limited to, Client's and Lender's name, physical address, tax identification number and other information that will help Bank to identify and verify Lender's identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Client and Lender agree that Bank cannot open an account hereunder unless and until Bank verifies Client's and Lender's identity in accordance with its CIP.

      12. SIPA NOTICE; Certain Losses. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BANK AS AGENT FOR LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER'S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

      Client acknowledges that certain events including, but not limited to, Client's and/or Lender's termination of any Loan or Loans or termination of participation in the Program, certain changes to the composition of Lender's lendable Securities, extraordinary changes in market conditions, applicable interest rates or the bankruptcy, insolvency or deteriorating credit condition of any issuer of a security may result in a loss to Lender.

      13. The obligations of this instrument are not binding upon any of the trustees or shareholders of Lender individually but are binding solely upon the assets and property of the Lender.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.


DBX ETF TRUST on behalf of
each of those Lenders
identified on Attachment I
hereto


By:
(Signature)

Name:
Title:

THE BANK OF NEW YORK MELLON


By:
(Signature)

Name:
Title:





[PAGE BREAK]




SCHEDULE I
to
SECURITIES LENDING AUTHORIZATION AGREEMENT dated ________________ __, 2015 by and between
THE BANK OF NEW YORK MELLON, and DBX ETF TRUST (the "Agreement")


APPROVED INVESTMENTS



In accordance with the Agreement between the Lender and Bank, Cash Collateral received by the Bank on behalf of the Lender shall be held and maintained in a separately managed Cash Collateral Account established and maintained by the Bank for the Lender (the "Cash Collateral Account"), the assets of which shall be invested and reinvested in the:

Daily Assets Fund Institutional (DAFXX)



 Agreed to and Approved by Client

 By: ___________________________

 Title: ___________________________

 Date: ___________________________

 Agreed to and Approved by Bank

 By: __________________________

 Title: __________________________

 Date: __________________________



[PAGE BREAK]



SCHEDULE II
to
SECURITIES LENDING AUTHORIZATION AGREEMENT dated ________________ __, 2015 by and between
THE BANK OF NEW YORK MELLON, and DBX ETF TRUST, (the "Agreement")


Approved Borrowers

 The following is the list of Borrowers in the Program referred to in the Securities Lending Authorization Agreement dated ________________, 2015, by and between THE BANK OF NEW YORK
MELLON and DBX ETF TRUST.



Domestic Broker/Dealers & Banks
1. ABN AMRO Securities (USA) LLC
2. Bank of New York Mellon ***
3. Barclays Capital, Inc. *
4. BMO Capital Markets Corp*
5. BNP Paribas Prime Brokerage Inc.
6. BNP Paribas Securities Corp *
7. BNY Mellon Capital Markets LLC ***
8. Cantor Fitzgerald & Co. *
9. Charles Schwab & Co., Inc.
10. CIBC World Markets Corporation
11. Citadel Securities LLC
12. Citibank, N.A.
13. Citigroup Global Markets, Inc. *
14. Commerz Markets LLC
15. Credit Suisse Securities (USA) LLC *
16. CRT Capital Group LLC
17. Daiwa Capital Markets America, Inc. *
18. Deutsche Bank Securities, Inc. *
19. First Clearing, LLC
20. Goldman, Sachs & Co. *
21. Guggenheim Securities LLC
22. HBK Global Securities LP
23. HSBC Securities (USA) Inc. *
24. Industrial and Commercial Bank of China
Financial Services LLC
25. ING Financial Markets LLC.
26. Itau BBA USA Securities Inc.
27. Janney Montgomery Scott LLC
28. Jefferies LLC *
29. J.P. Morgan Clearing Corp.
30. J.P. Morgan Securities, Inc. *
31. KCG Americas LLC
32. Macquarie Capital USA Inc.
33. Maple Securities USA Inc.
34. Merrill Lynch, Pierce, Fenner & Smith,
Inc.*
35. Mitsubishi UFJ Securities (USA) Inc.
36. Mizuho Securities (USA) Inc. *
37. Morgan Stanley & Co., LLC *
38. National Bank of Canada Financial, Inc.
39. National Financial Services LLC
40. Natixis Securities Americas LLC
41. NewEdge USA, LLC
42. Nomura Securities International, Inc. *
43. Pershing LLC ***
44. Raymond James & Associates, Inc.
45. RBC Capital Markets LLC *
46. RBS Securities Corp. *
47. RCap Securities, Inc.
48. Scotia Capital (USA) Inc.
49. SG Americas Securities, LLC *
50. State of Wisconsin Investment Board
51. SunTrust Robinson Humphrey Inc.
52. TD Securities (USA) LLC *
53. UBS Securities LLC *
54. Wells Fargo Bank, NA
55. Wells Fargo Securities, LLC

International Brokers & Banks
56. Abbey National Treasury Services PLC
57. ABN AMRO Bank NV
58. Air Canada Pension Master Trust Fund
59. Bank of Montreal
60. Bank of Montreal Ireland PLC
61. The Bank of Nova Scotia
62. The Bank of Nova Scotia (Asia) Limited
63. The Bank of Tokyo Mitsubishi UFJ Ltd
64. Barclays Bank PLC
65. Barclays Capital Securities Ltd.
66. BMO Capital Markets Limited
67. BMO Nesbitt Burns, Inc.
68. BNP Paribas
69. BNP Paribas Arbitrage
70. Caisse De Depot Et Placement Du Quebec
71. Canadian Imperial Bank of Commerce
72. Canadian Medical Protective Association
73. Canada Pension Plan Investment Board
74. Casgrain & Company Limited
75. CIBC World Markets Inc.
76. Citic Securities International Capital
Management Ltd
77. Citigroup Global Markets Ltd
78. Commerzbank AG
79. Credit Agricole CIB
80. Credit Suisse Securities (Canada) Inc.
81. Credit Suisse Securities (Europe), Ltd.
82. Daiwa Capital Markets Europe Ltd.
83. Danske Bank A/S
84. Deutsche Bank, AG
85. Deutsche Bank Securities Limited
86. Fidelity Clearing Canada LLC
87. Goldman Sachs International
88. Healthcare of Ontario Pension Plan Trust Fund
89. HSBC Bank PLC
90. HSBC France
91. HSBC Securities (Canada) Inc.
92. ING Bank, N.V.
93. Jefferies International Ltd.
94. J.P. Morgan Bank Dublin PLC
95. J.P. Morgan Securities Australia Ltd
96. J.P. Morgan Securities, PLC
97. KCG Europe Limited
98. Lloyds Bank Plc
99. Macquarie Bank Ltd.
100. Maple Securities Canada Limited
101. Merrill Lynch Canada
102. Merrill Lynch International
103. Mitsubishi UFJ Securities International, PLC
104. Morgan Stanley Canada Ltd
105. Morgan Stanley & Co. International, PLC
106. Morgan Stanley MUFG Securities Co., Ltd
107. Morgan Stanley Securities Australia Ltd
108. National Australia Bank, Ltd
109. National Bank Financial Inc.
110. National Bank of Canada
111. Natixis
112. NBC Global Finance Ltd.
113. Nomura International PLC
114. Public Sector Pension Investment Board
115. RBC Dominion Securities Inc.
116. RBC Europe Limited
117. The Royal Bank of Scotland PLC
118. Scotia Bank (Ireland) Limited
119. Scotiabank Europe PLC
120. Scotia Capital Inc.
121. Skandinaviska Enskilda Banken AB
122. Societe Generale
123. Standard Chartered Bank
124. TD Securities Inc.
125. Toronto Dominion Bank
126. UBS AG
127. UBS Securities Australia Ltd
128. Unicredit Bank AG

* Denotes Primary US Government Securities Dealer
** Treated as single entity for credit & processing purposes
*** Denotes borrower is an affiliate of The Bank of New York Mellon




(Rev 02/28/15)





[PAGE BREAK]




SCHEDULE III
to
SECURITIES LENDING AUTHORIZATION AGREEMENT dated ________________ __, 2015 by and between
THE BANK OF NEW YORK MELLON, and DBX ETF TRUST (the "Agreement")




In consideration for the securities lending services to be provided by Bank hereunder, Bank shall be entitled to the following:

Bank shall retain 7% of the net securities lending revenues generated under this Agreement as compensation for its securities lending services and Lender shall be entitled to the remainder of such net securities lending revenues. For purposes hereof, net securities lending revenues shall mean all Proceeds and earnings from the investment and reinvestment of Cash Collateral minus Rebate Fees paid by Bank to the Borrower in respect of Loans. Bank is hereby authorized to charge such compensation against and collect and or retain such compensation from the revenues derived from the securities lending activities conducted on behalf of Lender pursuant to this Agreement.


The fees paid to Bank hereunder are solely in consideration of securities lending services rendered by Bank and are in addition to any other fees or compensation to which Bank (or any Bank Affiliate) may be entitled for services rendered for Client and/or Lender under other agreements.




[PAGE BREAK]





ATTACHMENT 1
to
SECURITIES LENDING AUTHORIZATION AGREEMENT dated ________________ __, 2015 by and between
THE BANK OF NEW YORK MELLON, and DBX ETF TRUST, the Client, on behalf of various Funds identified therein (the "Agreement")


LIST OF LENDERS


 The following is the list of the "Lenders" referred to in the Securities Lending Authorization Agreement dated __________
__, 2015, by and between THE BANK OF NEW YORK MELLON ("Bank") and
DBX ETF TRUST, as Client.


List of Lenders/Funds


Tax ID